Exhibit 99.2

TelUPay Issues Letter to Shareholders

NEW YORK, Aug. 27, 2014 /PRNewswire/

"Telupay had a very successful year and I believe Telupay will become one of the leading mobile banking and payment providers in the world. The successful merger from Telupay PLC to a US publically listed company, Telupay International Inc., and continued fundraising that has followed, allows us to continue to develop our business as a public company and pursue our strategy for rapid growth," states Mr. Adrian Ansell, President and CEO.

TelUPay has established the foundations for its next phase of growth. We have a well-established position in the Philippines with our mobile banking and payment service installed in four major banks and one ATM switch, providing over 15 million Filipinos access to mobile financial services. We have a JV established in Indonesia, a license agreement in Peru, a presence in the UK, and are now entering the Australian market.

The mobile banking market is rapidly gaining momentum, not dissimilar to the growth of Internet banking in its early stages, and our technology has the mass-market characteristics required for mobile banking to become a ubiquitous and valuable banking/payment channel.

Highlights:

  Strong progress in Philippines:

    Four major banks and one ATM switch using TelUPay's mobile platform; Metrobank, UnionBank, United Coconut Planters Bank, CardBank and ATM switch Megalink.

    TelUPay launched its mobile collection service with CardBank, mandated to over 1.3 million existing micro-loan recipients. TelUPay's mobile service will significantly assist CardBank reaching its goal of 5.3 million loan recipients by 2017.

    TelUPay expects to launch its mWallet service with 1Bro's 30,000 agents in 2014 as part of its co-branded mWallet services.

    TelUPay is confident of further agreements with Philippine banks, ATM switches and other strategic partners in the coming months.

  International traction:

    JV in Indonesia resulting in TelUPay's platform installed with ArtaJasa, Indonesia's largest ATM switch serving 72 national banks.

  Revenue streams continuing to build.

TelUPay continues to work with its partners on exciting new products, expected to reach the market in the coming months and we are making significant progress as we implement our marketing and incentive strategies. The global opportunity for TelUPay is far greater than even a year ago and this combined with several new contracts are creating substantial momentum for its business. TelUPay is well placed to achieve our target of substantially increasing revenues in the current year and moving towards break-even in 2015.

Adrian C Ansell
President

CONTACT: Adrian Ansell, adrian@telupay.com